EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment #1 to the Registration Statement to Form S-1, of our audit report dated April 14, 2026, with respect to the balance sheets of Tradewinds Universal as of December 31, 2025, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2025. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

April 27, 2026